Exhibit 10.1

Computer Associates International, Inc.

Deferred Compensation Plan

for

John A. Swainson

(Effective April 29, 2005)

TABLE OF CONTENTS

PURPOSE

ARTICLE 1 - DEFINITIONS
1.1	Account
1.2	Administrator
1.3	Beneficiary
1.4	Change in Control
1.5	Code
1.6	ERISA
1.7	Participant
1.8	Plan
1.9	Plan Sponsor
1.10	Valuation Date

ARTICLE 2 – PARTICIPANT ACCOUNT
2.1	Establishment of Account and Opening Balance
2.2	Adjustment of Account

ARTICLE 3 – AMOUNT AND DISTRIBUTION OF BENEFITS
3.1	Amount of Benefits
3.2	Method of Distribution
3.3	Timing of Distribution
3.4	Distribution Upon Death
3.5	Change in Control

ARTICLE 4 – THE TRUST
4.1	Establishment of Trust
4.2	Grantor Trust
4.3	Investment of Trust Funds

ARTICLE 5 – PLAN ADMINISTRATION
5.1	Powers and Responsibilities of the Administrator
5.2	Claims and Review Procedures
5.3	Plan Administrative Costs

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ARTICLE 6 - MISCELLANEOUS
6.1	Unsecured General Creditor of the Plan Sponsor
6.2	Plan Sponsor’s Liability
6.3	Limitation of Rights
6.4	Nonalienation of Benefits
6.5	Facility of Payment
6.6	Tax Withholding
6.7	Termination Upon Change in Control
6.8	Governing Law

APPENDIX A INVESTMENT OPTIONS

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PURPOSE

The purpose of the Computer Associates, International, Inc. Deferred Compensation Plan for John A. Swainson (the “Plan”) is to provide supplemental compensation to John A. Swainson upon the occurrence of one of certain specified events. The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and is further intended to conform to the requirements of Section 409A of the Internal Revenue Code and has been drafted and shall be implemented and administered in a manner consistent therewith. The effective date of the Plan is April 29, 2005.

ARTICLE 1 – DEFINITIONS

Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

1.1	“Account” means an account established for the purpose of recording the initial amount credited on behalf of the Participant in accordance with Article 3 and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.2	“Administrator” means the Plan Sponsor, or such person or persons designated by the Plan Sponsor to be responsible for the administration of the Plan. Initially, the “Administrator” will be the Company’s Senior Vice President of Human Resources and the Company’s Treasurer.

1.3	“Beneficiary” means the persons, trusts, estates or other entitities entitled under Section 3.4 to receive benefits under the Plan upon the death of a Participant.

1.4	“Change in Control” means the occurrence of an event involving the Plan Sponsor that is described in Section 3.5.

1.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6	“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

1.7	“Participant” means John A. Swainson.

1.8	“Plan” means the Computer Associates International, Inc. Deferred Compensation Plan for John A. Swainson as set forth herein and as it may be amended from time to time.

1.9	“Plan Sponsor” means Computer Associates International, Inc. and any successor thereto.

1.10	“Valuation Date” means each business day of the Plan Year and such other date(s) as designated by the Plan Sponsor.

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ARTICLE 2 – PARTICIPANT ACCOUNT

2.1	Establishment of Account and Opening Balance. The Administrator shall establish and maintain a bookkeeping Account for the Participant which will reflect an opening balance on April 29, 2005 of $2,800,000 (two million eight hundred thousand dollars) along with earnings, expenses, gains and losses credited thereto, attributable to the hypothetical investments made with the amounts in the Participant’s Account as provided in Section 2.2. The Administrator will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan.

2.2	Adjustment of Account. The amount in the Participant’s Account shall be adjusted for hypothetical investment earnings or losses in an amount equivalent to the gains or losses reported by the investment options selected by the Participant from among the investment options provided for this purpose by the Administrator and set forth in Appendix A as may be amended from time to time. The Participant may, in accordance with rules and procedures established by the Administrator, choose the investments among the ones set forth in Appendix A to be used for the purpose of calculating future hypothetical investment adjustments to the Participant’s Account as of the Valuation Date coincident with or next following notice to the Administrator. The Participant’s Account shall be adjusted as of each Valuation Date to reflect the hypothetical investment earnings and/or losses described above and any distribution from the Account.

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ARTICLE 3 – AMOUNT AND DISTRIBUTION OF BENEFITS

3.1	Amount of Benefits. The balance credited to the Participant’s Account as determined in accordance with Article 2 shall determine and constitute the basis for the amount of benefits payable to or on behalf of the Participant under the Plan.

3.2	Method of Distribution. The benefits payable to or on behalf of the Participant shall be paid in a single lump sum payment in cash as soon as administratively practicable following the date the benefits become payable in accordance with Section 3.3.

3.3	Timing of Distribution. The Participant’s benefits shall become payable upon the earliest to occur of: (1) his death, (2) the date which is six months after the Participant incurs a separation from service within the meaning of Code Section 409A(a)(2)(A)(i) from the Plan Sponsor and all entities required to be aggregated with the Plan Sponsor by Code Section 409A, or (3) a Change in Control as described in Section 3.5.

3.4	Distribution Upon Death. The Participant’s benefits shall be paid to his Beneficiary in a single lump sum payment as soon as practicable following his date of death. If multiple Beneficiaries have been designated, each Beneficiary shall receive a single lump sum payment of his specified portion of the Account as soon as practicable following the date of death.

The Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Administrator.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s Account, such amount will be paid to his estate (such estate shall be deemed to be the Beneficiary for purposes of the Plan) in a single lump sum payment.

3.5	Change in Control. A Change in Control will occur upon a change in the ownership of the Plan Sponsor, a change in the effective control of the Plan Sponsor or a change in the ownership of a substantial portion of the assets of the Plan Sponsor. The Plan Sponsor, for this purpose, includes any corporation identified in Section 3.5(a).

Whether a Change in Control has occurred for purposes of Section 3.3 will be determined by the Administrator in accordance with the rules and definitions set forth in this Section 3.5. A distribution to the Participant will

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be treated as occurring upon a Change in Control if the Plan Sponsor terminates the Plan and distributes the Participant’s benefits within twelve months of a Change in Control as provided in Section 6.7.

a)	Relevant Corporations. To constitute a Change in Control for purposes of the Plan, the event must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control, (ii) the corporation that is liable for the payment of the Participant’s benefits under the Plan (or all corporations liable if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority corporation of another corporation in the chain, ending in a corporation identified in (i) or (ii). A majority shareholder is defined as a shareholder owning more than fifty percent (50%) of the total fair market value and voting power of such corporation.

b)	Stock Ownership. Code Section 318(a) applies for purposes of determining stock ownership. Stock underlying a vested option is considered owned by the individual who owns the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). If, however, a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Section 1.83-3(b) and (j)) the stock underlying the option is not treated as owned by the individual who holds the option. Mutual and cooperative corporations are treated as having stock for purposes of this Section 3.5.

c)	Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. If any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation as discussed below in Section 3.5(d)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock. Section 3.5(c) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction. For purposes

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of this Section 3.5(c), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of a public offering. Persons will, however, be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

d)	Change in the effective control of a corporation. A change in the effective control of a corporation occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing thirty-five (35%) or more of the total voting power of the stock of such corporation, or (ii) a majority of members of the corporation’s board of directors is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (ii), the term corporation refers solely to the relevant corporation identified in Section 3.5(a) for which no other corporation is a majority shareholder for purposes of Section 3.5(a). In the absence of an event described in Section 3.5(d)(i) or (ii), a change in the effective control of a corporation will not have occurred. A change in effective control may also occur in any transaction in which either of the two corporations involved in the transaction has a change in the ownership of such corporation as described in Section 3.5(c) or a change in the ownership of a substantial portion of the assets of such corporation as described in Section 3.5(e). If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of this Section 3.5(d), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation or to cause a change in the ownership of the corporation within the meaning of Section 3.5(c). For purposes of this Section 3.5(d), persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in Section 3.5(c) with the following exception. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a

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corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

e)	Change in the ownership of a substantial portion of a corporation’s assets. A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in accordance with rules similar to those set forth in Section 3.5(d)), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation of the value of the assets being disposed of determined without regard to any liabilities associated with such assets. There is no Change in Control event under this Section 3.5(e) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation, or (iv) an entity, at least fifty (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 3.5(e)(iii). For purposes of the foregoing, and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

Article 3-4

ARTICLE 4 – THE TRUST

4.1	Establishment of Trust. The Plan Sponsor shall establish a trust to hold amounts which the Plan Sponsor may contribute from time to time to correspond to some or all amounts credited to the Participant under Article 2.

4.2	Grantor Trust. The trust established by the Plan Sponsor shall be between the Plan Sponsor and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Plan Sponsor’s creditors in the event of the Plan Sponsor’s insolvency, until paid to the Participant and/or his Beneficiaries specified in the Plan. The trust is intended to be treated as a grantor trust under the Code, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto.

4.3	Investment of Trust Funds. Any amounts contributed to the trust by the Plan Sponsor shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Administrator. Trust investments need not reflect the hypothetical investments selected by the Participant under Section 2.2 for the purpose of adjusting his Account and the earnings or investment results of the trust shall not affect the hypothetical investment adjustments to the Participant’s Account under the Plan.

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ARTICLE 5 – PLAN ADMINISTRATION

5.1	Powers and Responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To administer the claims and review procedures specified in Section 5.2;

(e)	To compute the amount of benefits which will be payable to the Participant or any Beneficiary in accordance with the provisions of the Plan;

(f)	To determine the person or persons to whom such benefits will be paid;

(g)	To authorize the payment of benefits;

(h)	To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(i)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(j)	By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan.

5.2	Claims and Review Procedures.

(a)	Claims Procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its

Article 5-1

decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)	Review Procedure. Within 60 days after the date on which a person receives a written notification of denial of claim (or, if written notification is not provided, within 60 days of the date denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

(c)	No action (whether at law, in equity or otherwise) shall be brought by or on behalf of any person for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claims procedure and review procedure. Any action (whether at law, in equity or otherwise) must be commenced within three years. This three year period shall be computed from the earlier of (a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan’s review procedure and (b) the date such individual’s cause of action first accrued.

5.3	Plan Administrative Costs. All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred

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by the Administrator in administering the Plan shall be paid by the Plan Sponsor.

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ARTICLE 6 – MISCELLANEOUS

6.1	Unsecured General Creditor of the Plan Sponsor. The Participant and his Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Plan Sponsor. For purposes of the payment of benefits under the Plan, any and all of the Plan Sponsor’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Plan Sponsor. The Plan Sponsor’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

6.2	Plan Sponsor’s Liability. The Plan Sponsor’s liability for the payment of benefits under the Plan shall be defined only by the Plan. The Plan Sponsor shall have no obligation or liability to the Participant under the Plan except as provided by the Plan.

6.3	Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Plan Sponsor or Administrator, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

6.4	Nonalienation of Benefits. None of the benefits or rights of the Participant or any Beneficiary of the Participant shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his or her Beneficiary. Neither the Participant nor his Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder. A distribution made to comply with Federal conflict of interest requirements shall be permitted, notwithstanding the provisions of Article 3.

6.5	Facility of Payment. If the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person

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or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Plan Sponsor for the payment of benefits hereunder to such recipient.

6.6	Tax Withholding. The Plan Sponsor shall have the right to deduct from all payments or deferrals made under the Plan any tax required by law to be withheld. If the Plan Sponsor concludes that tax is owing with respect to any deferral or payment hereunder, the Plan Sponsor shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 6.6 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to the Participant under the Plan.

6.7	Termination Following a Change in Control. In the event of a Change in Control, the Plan Sponsor reserves the right to terminate the Plan and distribute all amounts credited to the Participant’s Account as soon as administratively feasible but in no event later than twelve months following a Change in Control as defined in Section 3.5.

6.8	Amendment. The Plan Sponsor may amend the Plan in any respect whatsoever, provided that any such amendment that adversely affects the Participant in a material way shall be made only with the consent of the Participant.

6.9	Governing Law. The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the State of New York.

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IN WITNESS WHEREOF, the Plan Sponsor by its duly authorized officer(s), has caused the Plan to be adopted on the 29th day of April, 2005.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

By:	Andrew Goodman

Title:	Senior Vice President, Worldwide Human Resources

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